UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  July 21, 2005

Touchstone Resources USA, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	50228	33-0967974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Presidential Boulevard,
Suite 165
Bala Cynwyd, Pennsylvania  19004
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code  (610) 771-0680

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

As announced on July 21, 2005, Touchstone Resources USA, Inc. (the “Company”) entered into a two-year employment agreement with Roger Abel to serve as the Chief Executive Officer of the Company. In connection therewith, the Company granted an option to Mr. Abel to purchase shares of Company Common Stock. The material terms of the foregoing agreements are described in detail in Item 5.02 below under the captions “Employment Agreement” and “Option Agreement” which descriptions are incorporated herein by reference.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 13, 2005, the Company retained Roger Abel to serve as the Chief Executive Officer of the Company effective August 15, 2005. Mr. Abel has also been appointed to serve as the Chairman of the Board of Directors effective August 15, 2005.

Mr. Abel has over 35 years of experience in the oil and gas industry. Between 1968 and 1996, Mr. Abel held a number of domestic and international positions at Conoco, most recently serving as Chairman of Conoco Exploration and Production for Europe where he was responsible for all of Conoco’s upstream activities in Europe and Russia. Prior to that, he served as Vice President and General Manager, Dubai Petroleum Company, Manager of Operations for the U.K. and Europe, Manager of Planning, Administration and Engineering for North America, Vice President and General Manager of Conoco’s Engineering and Research Department, and Vice President and General Manager of Russia. From 1997 through 1999, Mr. Abel served as President and Chief Operating Officer of Occidental Oil and Gas Corporation, a wholly owned subsidiary of Occidental Pretroleum and Executive Vice President of Occidental in Bakerfield, CA where he lead Occidental’s oil and gas operations through a major restructuring. During this time, Occidental Petroleum disposed of a number of less profitable assets, consummated major property exchanges, acquired significant new interests in several large producing assets, streamlined its organization, and completed the acquisition of the U.S. Government’s interests in the Elk Hills Naval Petroleum reserve. Since retiring from Occidental in 1999, Mr. Abel has continued to actively participate in oil and gas exploration and development projects in the United States. He currently serves as the President of Rio Nuevo, Ltd., a private company engaged in developing water resources for distribution and sales to municipalities in West Texas and obtaining certain water rights in state owned lands along the Rio Grande River. Mr. Abel earned a M.S. degree in Management from MIT’s Sloan School of Management and a Petroleum Engineering degree from Colorado School of Mines.

Employment Agreement

Mr. Abel will serve as the Chief Executive Officer of the Company commencing August 15, 2005 under an employment agreement with the Company. The agreement has a term of two years, provides for an annual base salary of $580,000, and contains standard and customary non-solicitation, non-competition, work made for hire, and non-confidentiality provisions. In the event that Mr. Abel is terminated without cause, he will be entitled to receive severance payment equal to one year’s base salary, if such termination occurs prior to August 15, 2006, and 6 month’s base salary if such termination occurs prior to August 15, 2007.

Option Agreement

In connection with his employment, the Company issued an option to Mr. Abel to purchase 4,876,540 shares of common stock at an exercise price of $.86 per share, the last sales price of the Company’s common stock as reported on the OTC Bulletin Board on the date of grant. The option has a term of 7 years and vests in two equal installments on August 15, 2006 and 2007 provided that Mr. Abel remains continuously employed by the Company through the applicable vesting date or is receiving severance payment from the Company in accordance with his employment agreement. In the event that Mr. Abel is terminated for a cause during this period, the option shall forthwith terminate. Unless Mr. Abel is terminated for a cause, once vested, the option can be exercised at any time prior to expiration.

The option contains a change in control provision which is triggered in the event that the Company is acquired by merger, share exchange or otherwise, sells all or substantially all of its assets, or all of the stock of the Company is acquired by a third party (each, a “Fundamental Transaction”). In the event of a Fundamental Transaction, the Company may terminate the option unless provision is made in connection with such Fundamental Transaction for the option to be assumed or for the issuance of a substitute option. In the event the Company decides to terminate the option, it shall either: (i) pay an amount to Mr. Abel equal to the excess of the per share purchase price in such transaction over the exercise price of the option multiplied by the total number of shares issuable upon exercise of the option; or (ii) provide for the option to vest in full and permit Mr. Abel to exercise the option for a period of at least 30 days prior to the date of such termination.

In connection with the appointment of Mr. Abel, Stephen P. Harrington, the current Chief Executive Officer, Treasurer and Secretary of the Company, will resign his positions effective August 15, 2005. Mr. Harrington will also be resigning from the Board of Directors of the Company effective August 15, 2005.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed with this report:

Exhibit No.   Description of Exhibit

10.1	Employment Agreement dated July 13, 2005 by and between Roger Abel and the Company.

10.2	Option Agreement dated July 13, 2005 by and between Roger Abel and the Company.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Touchstone Resources USA, Inc.

Date: July 27, 2005	By:	/s/ Stephen P. Harrington
Stephen P. Harrington Chief Executive Officer

EXHIBIT INDEX

Exhibit No.   Description of Exhibit

10.1	Employment Agreement dated July 13, 2005 by and between Roger Abel and the Company.

10.2	Option Agreement dated July 13, 2005 by and between Roger Abel and the Company.